RIGHTS AGENT AGREEMENT


                                     Between


                       BOSTON RESTAURANT ASSOCIATES, INC.
                             a Delaware corporation


                                       and


                     AMERICAN STOCK TRANSFER & TRUST COMPANY




                             Dated January __, 1998

                                TABLE OF CONTENTS


ARTICLE I - RIGHTS AGENT..................................................1
   1.1. Appointment as Rights Agent.......................................2
   1.2. Form of Subscription Certificates.................................2
   1.3. Issuance of Subscription Certificates.............................2
   1.4. Exercise of Rights................................................2
   1.5. Oversubscription Procedures.......................................4
   1.6. Rules Applicable to Exercise......................................4
   1.7 Employee Privilege.................................................5
   1.8. Limited Transfer of Rights........................................6
   1.9. Mutilated or Missing Subscription Certificates....................6
   1.10. Information Provided to the Company..............................7


ARTICLE II - ESCROW.......................................................7
   2.1. Appointment as Escrow Agent.......................................7
   2.2. Establishment of Escrow Account...................................7
   2.3. Escrow Period.....................................................7
   2.4. Collection Procedure..............................................8
   2.5. Cancellation of Rights Offering; Return of Funds..................8


ARTICLE III- MISCELLANEOUS................................................8
   3.1. Definitions.......................................................8
   3.2. Duties of AST.....................................................9
   3.3. Merger or Consolidation or Change of Name of AST.................10
   3.4. Identity of Transfer Agent.......................................11
   3.5. Compensation for Services........................................11
   3.6. Notices..........................................................11
   3.7. Supplements and Amendments.......................................12
   3.8. Governing Law....................................................12
   3.9. Benefits of this Agreement.......................................12
   3.10. Successors......................................................12

   Signature.............................................................12

                             RIGHTS AGENT AGREEMENT

         RIGHTS AGENT AGREEMENT ("Agreement") dated as of January __, 1998, by and between BOSTON RESTAURANT ASSOCIATES, INC., a Delaware corporation (the "Company"), and AMERICAN STOCK TRANSFER & TRUST COMPANY, a New York corporation (referred to herein, variously, as "AST," or the "Rights Agent," as the circumstances require). (Certain capitalized terms used herein are defined in
Section 3.1.)

                              W I T N E S S E T H:

         WHEREAS, the Company intends to issue 2,006,277 rights (the "Rights") to its shareholders of record on the record date fixed by the Board of Directors, notice of which shall be given to the Rights Agent (the "Record Date"), entitling them to purchase .4 of one share of its Common Stock, par value $.01 per share (the "Common Stock"), for each share of Common Stock held of record on the Record Date (the "Rights Offering"); and

         WHEREAS, certain employees of the Company will be given the opportunity to purchase up to 100,000 shares of Common Stock not purchased through the exercise of the Rights (the "Employee Subscription Privilege"); and

         WHEREAS, the Company has filed a Registration Statement on Form S-2 (No. 333-_____) with the Securities and Exchange Commission (the "Rights Offering Registration Statement") registering the Rights and the 2,006,277 shares of Common Stock (the "Shares") being offered in the Rights Offerings and under the Employee Subscription Privilege (collectively the "Offerings"); and

         WHEREAS, the Company will on the effective date of the Registration Statement enter into a Directors' Commitment Agreement (the "Directors' Commitment Agreement") with its directors in which the directors will agree to exercise their Basic Subscription Privilege for an aggregate of approximately 720,000 shares of Common Stock and certain of those directors will agree to subscribe for an aggregate of 450,000 shares of Common Stock pursuant to their Oversubscription Privilege (the "Directors' Commitment"); and

         WHEREAS, the processing associated with the Offerings will involve substantial administrative matters; and

         WHEREAS, the Company desires that AST act on behalf of the Company, and AST is willing to so act, in various capacities herein described in connection with the Offerings;

         NOW THEREFORE, for good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                            ARTICLE I - RIGHTS AGENT

         1.1 Appointment as Rights Agent. The Company hereby appoints AST to act as its agent in connection with the Offerings, and AST hereby accepts such appointment.

         1.2. Form of Subscription Certificates. The Subscription Certificates shall be substantially in the form annexed hereto as Exhibit A (the provisions of which are hereby incorporated herein). The Subscription Certificates shall be dated the date of issuance thereof (whether upon initial issuance, permitted transfer, or in lieu of mutilated, lost, stolen or destroyed Subscription Certificates).

         1.3. Issuance of Subscription Certificates.

             (a) Upon written order of or on behalf of the Company, the Rights Agent shall mail or deliver Subscription Certificates, Prospectuses, and return envelopes to holders of Common Stock on the Record Date and additional forwarding information to street name nominees. During the Rights Exercise Period, the Rights Agent shall (i) issue Subscription Certificates in whole number denominations to the person entitled thereto in connection with any partial exercise or transfer permitted under this Agreement to the extent there is sufficient time to do so prior to the Expiration Date, and (ii) deliver a Prospectus to each person who is a permitted transferee of Rights in accordance with Section 1.8 (which Prospectus shall accompany the transferee's Subscription Certificate). The Company shall at all times supply the Rights Agent with a sufficient number of Subscription Certificates and Prospectuses for the purposes contemplated by this Agreement.

             (b) The Rights Agent shall keep records, including a register of the registered holders, reflecting the ownership of all Subscription Certificates and any permitted transfer thereof. Except as provided in this Agreement, no Subscription Certificates shall be issued during the Rights Exercise Period except (i) Subscription Certificates initially issued hereunder,
(ii) Subscription Certificates issued upon the exercise of any Rights to evidence unexercised Rights held by the exercising registered holder, and (iii) Subscription Certificates issued upon any permitted transfer of Rights, or in lieu of mutilated, lost, stolen or destroyed Subscription Certificates. No Subscription Certificates shall be issued prior to or after the Rights Exercise Period.

             (c) All Subscription Certificates surrendered to the Rights Agent shall be promptly cancelled by the Rights Agent and thereafter retained by it for six months, and then shall be delivered to the Company.

         1.4. Exercise of Rights.

             (a) Rights represented by Subscription Certificates may be exercised at any time during the Rights Exercise Period upon the terms and conditions set forth herein, in the Prospectus, and in the Subscription Certificates. Payment must be made in cash, by wire transfer, or by check, bank draft or money order payable to the order of "American Stock Transfer & Trust Company," in an amount of lawful money of the United States of America equal to the Subscription Price times the number of Shares subscribed, including subscriptions under both the Basic Subscription Privilege and the Oversubscription Privilege. The Company shall pay all federal and state transfer taxes required to be paid on the issuance or exercise of Rights.

             (b) A Subscription Certificate shall be deemed to have been properly exercised if before the Expiration Date a properly completed and signed Subscription Certificate has been deposited with a bank, trust company, or member firm of the New York Stock Exchange, American Stock Exchange or National Association of Securities Dealers, Inc., and the Rights Agent has received a notice, by mail, telegraph or telefax from such bank, trust company or member firm that: (i) sets forth the name of the holder of the Subscription Certificate(s), the serial number(s) of the Subscription Certificate(s) being exercised, and the number of Shares to be purchased, (ii) guarantees payment of the full Subscription Price, and (iii) states that the Subscription Certificate has been properly completed and signed and has been or will be promptly forwarded to the Rights Agent by such bank, trust company, or member firm. Rights exercised in this manner will be included in the Rights Offering only if the properly completed Subscription Certificate(s) and full payment are received within three Business Days after the Expiration Date.

             (c) The Rights Agent will date and time stamp, upon receipt, all documents received by it as Rights Agent. The Rights Agent shall examine the Subscription Certificates and other documents delivered or mailed to the Rights Agent by or for shareholders of the Company to ascertain whether (i) the Subscription Certificates are properly completed and duly executed in accordance with the instructions set forth herein, (ii) the proper payment accompanies the Subscription Certificates, (iii) any other necessary documents are properly completed and duly executed. The Rights Agent need not pass on the legal sufficiency of any signature or verify any signature guarantee. The Rights Agent is authorized, upon consultation with the Company or one or more of its representatives, to request from any person exercising Rights such additional undertakings as the Rights Agent may deem appropriate. The Rights Agent is not authorized to accept any alternative, conditional or contingent purchase, or any purchase of fractional shares of Common Stock.

             (d) Once a registered holder of Rights has delivered or mailed a completed Subscription Certificate, the exercise of the Rights represented thereby is not revocable by the holder for any reason.

             (e) The Rights Agent shall direct the Company's transfer agent to issue certificates for the Shares purchased in the Offerings not later than the later of (i) six Business Days after the Expiration Date, or (ii) five Business Days after the Closing, provided that the Rights Agent shall have previously received good funds in the amount of the Subscription Price therefor. No Rights holder, as such, shall be a shareholder with respect to such Shares and no such Shares shall be deemed to be outstanding until such Shares are issued in accordance herewith.

         1.5. Oversubscription Procedures

             (a) If less than all Shares are subscribed for through (i) exercise of the Basic Subscription Privilege, and (ii) the Employee Subscription Privilege, those unsubscribed Shares (the "Excess Shares") may be purchased by holders of record of Common Stock on the Record

Date who exercise the Oversubscription Privilege. Only a holder who has exercised his or her Basic Subscription Privilege in full shall be eligible to exercise Oversubscription Privileges.

             (b) Oversubscription Privileges may be exercised during the Rights Exercise Period and full payment made as provided in Section 1.4.

             (c) If the aggregate number of Shares subscribed for through the exercise of Oversubscription Privileges is more than the number of Excess Shares available for purchase, the Excess Shares will be apportioned among the holders who exercised the Oversubscription Privileges through repeated application of the proration procedure described in the next paragraph.

             (d) The Number of Available Shares shall be apportioned among all those holders who have not yet been apportioned (through previous applications of this procedure) the full number of Shares subscribed for by them in their respective exercises of Oversubscription Privileges. Each time the procedure is applied, the "Number of Available Shares" shall mean the number of Shares not apportioned by prior applications of the procedures described therein. Apportionment to each such holder them shall be based on the ratio of (i) the sum of the number of Shares purchased through the Basic Subscription Privilege and through the Employee Subscription Privilege by that holder, divided by (ii) the sum of the number of Shares purchased through the Basic Subscription Privilege and through the Employee Subscription Privilege by all such holders; provided however, that if the number of Shares so apportioned to any holder exceeds the number of Shares subscribed for by that holder's exercise of Oversubscription Privileges, then the excess shall not be apportioned, and that holder shall thereafter not be apportioned any additional Shares should there be further applications of this procedure. This procedure shall be repeated until either (i) the Number of Available Shares is zero, or (ii) a sufficient number of Shares has been apportioned to all holders to satisfy all of their exercised Oversubscription Privileges, whichever occurs first.

         1.6. Rules Applicable to Exercise

             (a) The Rights Agent shall direct the transfer agent for the Company to issue certificates for the Shares purchased in the Offerings in accordance with Section 1.4(e), provided that the Rights Agent shall have previously received good funds in the amount of the Subscription Price therefor. No Rights holder, as such, shall be a shareholder with respect to such Shares and no such Shares shall be deemed to be outstanding until such Shares are issued in accordance herewith.

             (b) The Company shall not issue any fractional Rights nor any fractional Shares upon exercise of a Subscription Certificate. In the event that payment is submitted in an amount less than the Subscription Price for the Rights intended to be exercised, only the number of whole Shares for which payment was received will be issued. If a holder of Rights exercises for fewer than all of the Shares to which his Subscription Certificate applies, the Rights Agent shall issue a new Subscription Certificate representing the balance of the unsubscribed Rights, to the extent that there is sufficient time to do so prior to the expiration of the Rights Exercise Period.

             (c) The Company shall pay all federal and state transfer taxes required to be paid on the issuance or exercise of Rights.

             (d) The Rights Agent shall promptly notify the Company of any irregularities in any documents related to exercise of Rights received by the Rights Agent. All questions as to the validity, form, eligibility (including times of receipt and matters pertaining to the beneficial ownership) and the acceptance of subscriptions and payment of the Subscription Price will be determined by the Company, which determinations will be final and binding. No alternative, conditional or contingent exercises of Rights will be accepted. The Company reserves the absolute right to reject any or all exercises of Rights not properly submitted or the acceptance of which would, in the opinion of the Company's counsel, be unlawful. The Company also reserves the right to waive any irregularities or conditions, and the Company's interpretations of the terms and conditions of the Offerings shall be final and binding. Any irregularities in connection with exercises of Rights must be cured within such time as the Company shall determine, unless waived. Rights will not be deemed to have been exercised until such irregularities have been cured or waived. Subscription Certificates received by the Rights Agent that are not properly submitted and as to which the irregularities have not been cured or waived shall be returned by the Rights Agent to the appropriate holder of the Rights, to the extent there is sufficient time to do so prior to the expiration of the Rights Exercise Period, and funds submitted with such Subscription Certificates shall be returned without interest by the Rights Agent to such holder.

             (e) The Rights Agent will follow and act upon any amendments, modifications or supplements to these instructions, and upon any further information in connection with the terms of the Offerings, any of which may be given to the Rights Agent by the Company or by its legal counsel, including instructions with respect to (i) any extension or other modifications of the Offerings, (ii) the amount or manner of payment for any Shares purchased, and
(iii) the cancellation of the Offerings.

         1.7. Employee Privilege

             (a) Simultaneous with the distribution of Rights Certificates, the Company will mail or deliver subscription documents, Prospectuses and return envelopes to eligible employees of the Company permitting them to subscribe for shares of Common Stock through exercise of the Employee Subscription Privilege, with instructions to return completed subscriptions and payment to the Rights Agent.

             (b) The Company shall deliver to the Rights Agent not later than 48 hours before the beginning of the Rights Exercise Period a list of the names and addresses of employees eligible to exercise the Employee Subscription Privilege.

             (c) The Employee Subscription Privilege may be exercised at any time within the Rights Exercise Period upon the terms and subject to the conditions set forth herein, in the Prospectus and in the employee subscription agreements. All documents must be received and payments made within the same time periods and in the same manner as specified in Section 1.4.

             (d) The maximum number of shares which can be purchased through the exercise of the Employee Subscription Privilege equals the lesser of (i) the Shares remaining for purchase after all purchases under the Basic Subscription Privilege, or (ii) 100,000 Shares. If the aggregate number of Shares subscribed for under the Employee Subscription Privilege exceeds that number, the available Shares will be apportioned among subscribers in proportion to the number of Shares subscribed for by each.

         1.8. Limited Transfer of Rights.

             (a) Rights may be transferred only by operation of law in the event of the death or dissolution of the person who is the holder on the Record Date. In that event, rights may be transferred by delivering to the Rights Agent a Subscription Certificate with proper evidence of transfer by operation of law executed by the appropriate legal representative, with instructions to reissue the Rights in the name of the transferee. The Subscription Certificate must be received by the Rights Agent by the close of business on the second Business Day prior to the expiration of the applicable Rights Exercise Period for a Subscription Certificate to be reissued upon such transfer.

             (b) The Company and the Rights Agent may deem and treat the registered holder of any Subscription Certificate as the absolute owner thereof and of each Right represented thereby (notwithstanding any notation of ownership or writing thereon made by anyone other than the Company or the Rights Agent) for all purposes and shall not be affected by any notice to the contrary.

         1.9. Mutilated or Missing Subscription Certificates. In case any of the Subscription Certificates shall be mutilated, lost, stolen or destroyed, the Company may, in its discretion, issue and the Rights Agent shall countersign and deliver in exchange and substitution for and upon cancellation of the mutilated Subscription Certificate, or in lieu of and in substitution for the Subscription Certificate lost, stolen or destroyed, a new Subscription Certificate of like tenor and representing an equivalent right or interest, but only upon receipt of evidence satisfactory to the Company and the Rights Agent of such loss, theft or destruction and, in case of a lost, stolen or destroyed Subscription Certificate, indemnity, if requested, also satisfactory to them. Applicants for such substitute Subscription Certificates shall also comply with such other reasonable regulations and pay such reasonable charges as the Company or the Rights Agent may prescribe.

         1.10. Information Provided to the Company.

             (a) The Rights Agent will record and hold all Subscription Certificates received by it and promptly notify the Company by facsimile after the close of business on each Business Day as to the total number of Shares for which subscriptions and funds have been covered by Rights exercised on such day and the cumulative number of Shares for which subscriptions and funds have been received through the time of such call. The Company's contact person is Fran V. Ross, and its facsimile number for such reports is 617-231-5225.

             (b) In addition, the Rights Agent will also provide, and will cooperate in making available to the Company, upon oral request made from time to time, such other information as the Company may reasonably request.

                               ARTICLE II - ESCROW

         2.1. Appointment as Escrow Agent. The Company hereby appoints AST to act as Escrow Agent for the Company in accordance with the provisions hereof, and AST accepts such appointment.

         2.2. Establishment of Escrow Account. On or prior to the Initial Issuance Date, the Company shall establish a non-interest-bearing escrow account with AST, as Escrow Agent, which escrow account shall be entitled "Boston Restaurant Associates, Inc. Rights Offering Escrow Account" (the "Escrow Account"). Subscribers in the Offerings shall be directed to make checks for subscriptions payable to the order of the Rights Agent.

         2.3. Escrow Period. The period during which funds shall remain in escrow (the "Escrow Period") with respect to the Rights Exercise Period shall begin on the Initial Issuance Date and shall terminate upon the earlier to occur of the following dates:

             (a) the date (which shall not be later than 5 Business Days after the last day of the Rights Exercise Period) on which the Rights Agent directs the transfer agent for the Company to issue the certificates for Shares purchased under Article I hereof and release the purchase price for such certificates to the Company ("Closing Date"); or

             (b) the date upon which the Offerings are cancelled.

         During the Escrow Period, the Company shall not be entitled to any funds received into escrow, and no amounts deposited in the Escrow Account shall become the property of the Company or any other entity, or be subject to the debts of the Company or any other entity.

         2.4. Collection Procedure. If the Rights Agent rejects any Rights exercise (including any Oversubscription) or employee subscription for which the Escrow Agent has already collected funds, the Escrow Agent shall promptly issue a refund check to the rejected subscriber. If the Rights Agent rejects any Rights exercise or employee subscription for which the Escrow Agent has not yet collected funds but has submitted the subscriber's check for collection, the Escrow Agent shall promptly issue a check in the amount of the subscriber's check to the rejected subscriber after the Escrow Agent has cleared such funds. If the Escrow Agent has not yet submitted a rejected subscriber's check for collection, the Escrow Agent shall promptly remit the subscriber's check directly to the subscriber.

         2.5. Cancellation of Rights Offering; Return of Funds. The Company shall have the right to modify, withdraw or terminate the Offerings at any time prior to Closing. In the event the Offerings are withdrawn or terminated for any reason, upon the Company's direction, the Rights Agent shall direct the Escrow Agent to refund to each subscriber the amount received from the subscriber without interest.

                           ARTICLE III - MISCELLANEOUS

         3.1. Definitions.

             (a) As used herein, the following terms shall have the following meanings, unless the context shall otherwise require:

             "Business Day" means a day upon which commercial banks in New York City are open for business.

             "Common Stock" means the Company's Common Stock, $.01 par value per share.

             "Closing Date" has the meaning specified on Section 2.3.

             "Expiration Date" means February ___, 1998.

             "Excess Shares" has the meaning specified in Section 1.5(a).

             "Initial Issuance Date" means the date of initial issuance of the Rights Certificates following the effective date of the Registration Statement.

             "Oversubscription Privileges" means the right to elect to purchase additional Shares beyond the number represented by the Subscription Certificate from among all of the Excess Shares, as provided in Section 1.5.

             "Prospectus" means the prospectus contained in the Registration Statement at the time it is declared effective by the Securities and Exchange Commission, as it may thereafter be amended or supplemented from time to time.

             "Rights" means the rights to purchase Shares.

             "Rights Exercise Period" means the period commencing on the Initial Issuance Date and ending at 5:00 p.m. Eastern Standard Time on the Expiration Date.

             "Shares" means the 2,006,277 Shares of Common Stock purchasable in the Rights Offering or pursuant to the Employee Subscription Privilege.

             "Subscription Certificate" means a certificate evidencing Rights.

             "Subscription Price" means $1.00 per share.

             (b) Any capitalized term used in this Agreement and not defined herein shall have the meaning specified in the Prospectus.

         3.2. Duties of AST. AST, as Rights Agent, undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Rights, by their acceptance thereof, shall be bound:

             (a) The statements of fact and recitals contained herein and in the Rights shall be taken as statements of the Company, and AST assumes no responsibility for the correctness of any of the same except such as describe AST or action taken or to be taken by it. AST assumes no responsibility with respect to the distribution of the Rights except as herein expressly provided.

             (b) AST shall not be responsible for any failure of the Company to comply with any of the covenants in this Agreement or in the Rights to be complied with by the Company.

             (c) AST may consult at any time with counsel satisfactory to it (who may be counsel for the Company) and shall incur no liability or responsibility to the Company or to any holder of any Right in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the reasonable opinion or advice of such counsel.

             (d) AST shall incur no liability or responsibility to the Company or to any holder of any Right for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate or other instrument believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

             (e) The Company agrees to reimburse AST in the execution of this Agreement, to reimburse AST for all expenses, taxes and governmental charges and other charges incurred by AST in the execution of this Agreement and to indemnify AST and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by AST in the execution of this Agreement except as a result of AST's negligence, willful misconduct or bad faith.

             (f) AST, in its capacity as Rights Agent, shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expenses unless the Company or one or more registered holders of Rights shall furnish it with reasonable security and indemnity for any costs and expenses which may be incurred, but this provision shall not affect the power of AST to take such action as it may consider proper, whether with or without any such security or indemnity. All rights of action under this Agreement or under any of the Rights may be enforced by AST without the possession of any of the Rights or the production thereof at any trial or other proceeding. Any such action, suit or proceeding instituted by AST in its capacity as Rights Agent, and any recovery of judgment thereon, shall be for the ratable benefit of the registered holders of the Rights, as their respective rights and interests may appear.

             (g) AST and any stockholder, director, officer, partner or employee of AST may buy, sell or deal in any securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude AST from acting in any other capacity for the Company or for any other legal entity.

             (h) AST shall act hereunder solely as agent and its duties shall be determined solely by the provisions hereof.

             (i) AST may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and it shall not be answerable or accountable for any such attorneys or agents or for any loss to the Company resulting from such neglect or misconduct, provided reasonable care had been exercised in the selection and continued retention thereof.

             (j) Any request, direction, election, order or demand of the Company shall be sufficiently evidenced by an instrument signed in the name of the Company by its President or a Vice President or its Secretary or an Assistant Secretary or its Treasurer or an Assistant Treasurer (unless other evidence in respect thereof be herein specifically prescribed); and any resolution of the Board of Directors may be evidenced to AST by a copy thereof certified by the Secretary or a Assistant Secretary of the Company.

         3.3. Merger or Consolidation or Change of Name of AST.

             (a) Any corporation or company which may succeed to the corporate trust business of AST by any merger or consolidation or otherwise shall be the successor to it as Rights Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of this Agreement. In case at the time such successor shall succeed to the agency created by this Agreement, any of the Rights shall have been countersigned but not delivered, any such successor to AST may adopt the countersignature of the original Rights Agent and deliver such Rights so countersigned.

             (b) In case at any time the name of the Rights Agent shall be changed and at such time any of the Rights shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights so countersigned. In all such cases such Rights shall have the full force provided in the Rights.

         3.4. Identity of Transfer Agent. Forthwith upon the appointment of any transfer agent for the Common Stock, the Company will file with the Rights Agent a statement setting forth the name and address of such transfer agent.

         3.5. Compensation for Services. The Company agrees to pay AST for its services hereunder and reimburse it for its reasonable expenses hereunder, all in accordance with the fee agreements attached as Exhibit B hereto and made a part hereof by this reference.

         3.6. Notices. Any notice pursuant to this Agreement to be given by AST, or by the registered holder of any Right to the Company, shall be sufficiently given if sent by first-class mail, postage prepaid, as follows:

                  Boston Restaurant Associates, Inc.
                  999 Broadway, Suite 400
                  Saugus, MA  01906
                  Attn:  Ms. Fran V. Ross, Vice President

and a copy thereof to:

                  Brown, Rudnick, Freed & Gesmer
                  One Financial Center
                  Boston, MA  02111
                  Attn:  David H. Murphree, Esq.

         Any notice pursuant to this Agreement to be given by the Company or by the registered holder of any Right or Warrant to the Rights Agent or Warrant Agent shall be sufficiently given if sent by first-class mail, postage prepaid, as follows:

                  American Stock Transfer & Trust Company
                  40 Wall Street
                  New York, NY  10005
                  Attn:  Ms. Geraldine Zarbo

or, in each case, to such other address as is specified in writing by one party to the other.

         3.7. Supplements and Amendments. The Company and AST may from time to time supplement or amend this Agreement in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and AST may deem necessary or desirable and which shall not be inconsistent with the provisions of the Rights and which shall not adversely affect the interest of the holders of Rights.

         3.8. Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State of Delaware and shall be construed in accordance with the laws of Delaware applicable to agreements to be performed wholly within Delaware.

         3.9. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Rights Agent and the registered holders of the Rights any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent, and the registered holders of the Rights.

         3.10. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or AST shall bind and inure to the benefit of their respective successors and assigns hereunder.

         IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

                       BOSTON RESTAURANT ASSOCIATES, INC.


                       By: _____________________________________________________
                       Name:
                       Title:

                       AMERICAN STOCK TRANSFER & TRUST COMPANY, as Rights Agent


                       By: _____________________________________________________
                       Name:
                       Title: